Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS FIRST QUARTER 2007 RESULTS

    BALTIMORE (May 2, 2007) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2007.

    Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “We have made significant progress on our retransmission consent agreements and now have over 80% of the multi-channel video programming distributor subscribers in our markets under long-term contracts.  For 2007, we are now estimating revenues from our retransmission consent agreements to be approximately $59 million as compared to $25.4 million last year, a 132% increase.  This new revenue stream has helped to offset weakness in automotive ad spending, national agency buys for the MyNetworkTV programming and softness in the Ohio market.  As we look forward to the remainder of this year, we are encouraged by the already large amount of funds raised by the Presidential candidates.  With no incumbent running for the Presidency, we expect political ad spending to be more than the 2006 and 2004 levels with a portion of the spending occurring in the fourth quarter 2007 due to the many primaries that have been moved into early 2008.”

Financial Results:

    Net broadcast revenues from continuing operations were $150.2 million for the three months ended March 31, 2007, an increase of 1.5% versus the prior year period result of $147.9 million.  Operating income was $37.3 million in the three-month period as compared to $35.4 million in the prior year period, an increase of 5.6%.  The Company had a net loss available to common shareholders of $2.4 million in the three-month period versus net income available to common shareholders of $10.0 million in the prior year period.  Included in this year’s net loss was $15.7 million related to early debt extinguishment costs incurred as a result of the Company redeeming its 8.75% senior subordinated notes, a transaction expected to reduce the Company’s future interest costs.  The Company reported a diluted loss per common share of $0.03 for the quarter versus diluted income per common share of $0.11 in the prior year period.  Diluted loss per common share from continuing operations was $0.03 as compared to an $0.08 per share income in the same period last year.

Operating Statistics and Income Statement Highlights:

–	Political revenues were $0.6 million in the quarter versus $0.7 million in the first quarter last year.

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Local advertising revenues were flat in the quarter versus the first quarter 2006, while national advertising revenues decreased 5.0%, in part due to fewer Super Bowl dollars, a sluggish Columbus market, and few agency buys for the MyNetworkTV programming. Primary categories that were down were automotive, services, retail and fast food, while telecommunications advertising spending was up. Local revenues, excluding political revenues, represented 67% of advertising revenues.

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Time sales on our FOX stations were up 8.5% in the quarter, while our CW stations were up 2.0%. Stations affiliated with MyNetworkTV were down 14.3%, while stations affiliated with ABC were down 9.0% due to not having the Super Bowl this year. Our CBS and NBC stations were up a combined 4.5%.

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With all but 4 markets reported, market share survey results reflect that our stations’ share of the television advertising market in the first quarter 2007 grew from 18.1% to 18.5%, versus the same period last year.

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In March 2007, the Company entered into a 4-year renewal of its retransmission agreement with Comcast Corp. for the carriage of the analog and digital signals of 37 stations in 23 markets, representing approximately 3.4 million of Comcast’s cable subscribers.

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In April 2007, the Company entered into a retransmission agreement with Charter Communications, Inc. for the carriage of the analog and digital signals of 28 stations in 19 markets, representing 1.9 million subscribers.

–	The Company’s FOX affiliate, KOKH-TV in Oklahoma City, Oklahoma expanded its news offerings through the addition of a 3-hour morning newscast, effective April 9, 2007.

Balance Sheet and Cash Flow Highlights:

–	Debt on the balance sheet, net of $15.5 million in cash, was $1,331.8 million at March 31, 2007 versus net debt of $1,346.2 million at December 31, 2006.

–	As of March 31, 2007, 50.8 million Class A common shares and 36.2 million Class B common shares were outstanding, for a total of 87.0 million common shares outstanding.

–	Capital expenditures in the quarter were $6.5 million.

–	Common stock dividends paid in cash in the quarter were $10.6 million.

–	Program contract payments for continuing operations were $20.6 million in the quarter.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified herein this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

Outlook:

     In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its second quarter 2007 and full year 2007 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

       “We are entering the second quarter with generally improved ratings in the key dayparts on our FOX and ABC stations,” commented David Amy, EVP and CFO.  “We expect to see improvement in the net broadcast revenues of both affiliate groups during the second quarter.  Weakness of the MyNetworkTV programming and regional softness in Ohio will more than offset these gains, along with $1.0 million less in political ad spending and $2.6 million less in network compensation.  Our retransmission revenues will add more than $8.0 million to our net broadcast revenues for the second quarter and should approach approximately $59.0 million for the year.  It remains unclear at this point how much of the 2008 political cycle spending may add to our 2007 results, but we anticipate we will be adding dollars by the fourth quarter.”

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The Company expects second quarter 2007 station net broadcast revenues, before barter, to be up 0.3% to down 1.5% from second quarter 2006 station net broadcast revenues, before barter, of $163.8 million.  Last year included $1.7 million in political revenues.

–	The Company expects barter revenue and barter expense each to be approximately $14.7 million in the second quarter.

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The Company expects station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, but including stock-based compensation expense, in the quarter to be approximately $74.5 million, a 4.0% increase from second quarter 2006 television expenses of $71.6 million.  On a full year basis, television expenses are expected to be approximately $294.4 million, or up a nominal 2.0%, as compared to 2006 television expenses of $288.8 million.  The 2007 television expense forecast includes $0.6 million of stock-based compensation expense for the quarter and $1.8 million for the year, as compared to the 2006 actuals of $0.4 and $1.4 million for the quarter and year, respectively.

–	The Company expects program contract amortization expense to be approximately $23.2 million in the quarter and $91.2 million for the year.

–	The Company expects program contract payments to be approximately $20.4 million in the quarter and $79.5 million for the year as compared to $87.9 million in 2006.

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The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.5 million in the quarter and $24.4 million for the year.  The 2007 corporate overhead forecast includes $0.2 million of stock-based compensation expense for the quarter and $0.8 million for the year.

–	The Company expects depreciation on property and equipment to be approximately $11.4 million in the quarter and $43.7 million for the year, assuming the capital expenditure assumptions below.

–	The Company expects amortization of acquired intangibles to be approximately $4.3 million in the quarter and $17.4 million for the year.

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The Company expects net interest expense to be approximately $25.4 million in the quarter and $100.2 million for the year, as compared to 2006 net interest expense of $113.2 million.  This forecast assumes no changes in the current interest rate yield curve, and changes in debt levels based on the assumptions discussed in this “Outlook” section.

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The Company expects dividends paid on the Class A and Class B common shares to be approximately $13.1 million in the second quarter and $49.8 million for the year, assuming current shares outstanding and a $0.60 per share annual dividend rate.

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The Company expects the second quarter effective tax rate for continuing operations to be approximately 44.5%, including a current tax benefit from continuing operations of approximately $1.8 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 46%, including a current tax benefit of $7.1 million.

–	The Company expects to spend approximately $9.4 million in capital expenditures in the quarter and approximately $25.0 to $28.0 million for the year.

Sinclair Conference Call:

    The senior management of Sinclair will hold a conference call to discuss its first quarter results on Wednesday, May 2, 2007, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Conference Call.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, currently owns and operates, programs or provides sales services to 58 television stations in 36 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns a majority equity interest in G1440 Holdings, Inc., an Internet consulting and development company, and Acrodyne Communications, Inc., a manufacturer of transmitters and other television broadcast equipment.

Notes:

    “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release.  As such, the results from operations, net of related income taxes, have been reclassified from income from operations and reflected as net income from discontinued operations.

    Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
REVENUES:
Station broadcast revenues, net of agency commissions	$150,169	$147,925
Revenues realized from station barter arrangements	13,799	11,805
Other operating divisions’ revenues	2,887	3,737
Total revenues	166,855	163,467

OPERATING EXPENSES:
Station production expenses	36,626	38,109
Station selling, general and administrative expenses	34,278	34,146
Expenses recognized from station barter arrangements	12,465	10,825
Amortization of program contract costs and net realizable value adjustments	21,384	18,623
Other operating divisions’ expenses	3,546	3,989
Depreciation of property and equipment	10,897	12,288
Corporate general and administrative expenses	5,964	5,806
Amortization of definite-lived intangible assets and other assets	4,367	4,325
Total operating expenses	129,527	128,111
Operating income	37,328	35,356

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(26,382)	(29,710)
Interest income	388	46
Loss from sale of assets	(12)	(287)
Loss from extinguishment of debt	(15,681)	(623)
Unrealized gain from derivative instruments	1,057	2,881
(Loss) income from equity and cost investees	(12)	6,099
Other income (expense), net	221	(125)
Total other expense	(40,421)	(21,719)
(Loss) income from continuing operations before income taxes	(3,093)	13,637

INCOME TAX BENEFIT (PROVISION)	843	(6,561)
(Loss) income from continuing operations	(2,250)	7,076

DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, net of related income tax provision of $139 and tax benefit of $1,114, respectively	(139)	1,168
Gain from discontinued operations, net of related income tax provision of $885	—	1,774
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(2,389)	$10,018

BASIC AND DILUTED (LOSS) EARNINGS PER COMMON SHARE:
(Loss) earnings per common share from continuing operations	$(0.03)	$0.08
Earnings per common share from discontinued operations	$—	$0.03
(Loss) earnings per common share	$(0.03)	$0.11
Weighted average common shares outstanding	86,140	85,533
Weighted average common and common equivalent shares outstanding	86,140	85,535
Dividends declared per common share	$0.15	$0.10

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$15,450	$67,408
Total current assets	216,121	290,347
Total long term assets	1,970,685	1,981,233
Total assets	2,186,806	2,271,580

Current portion of debt	42,608	102,250
Total current liabilities	191,174	284,928
Long term portion of debt	1,304,663	1,311,373
Total long term liabilities	1,730,342	1,719,322
Total liabilities	1,921,516	2,004,250

Minority interest in consolidated subsidiaries	724	685

Total shareholders’ equity	264,566	266,645
Total liabilities and shareholders’ equity	2,186,806	2,271,580

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

Three Months Ended March 31,
2007
Net cash flow from operating activities	$23,242
Net cash flow used in investing activities	(6,091)

Net cash flow used in financing activities	(69,109)

Net decrease in cash and cash equivalents	(51,958)
Cash and cash equivalents, beginning of period	67,408
Cash and cash equivalents, end of period	$15,450